SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                         TO RULES 13d-1 (b) (c), AND (d)

                             Shea Development Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    80288G206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 3, 2007

--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
CUSIP No. 80288G206             13G
================================================================================
(1)   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Richard Smithline
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

      (a)   |_|
      (b)   |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     16,297,500
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            16,297,500
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     16,297,500
--------------------------------------------------------------------------------

(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%*
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------

================================================================================
CUSIP No. 80288G206             13G
================================================================================
(1)   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Centrecourt Asset Management LLC
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

      (a)   |_|
      (b)   |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     16,297,500
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            16,297,500
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     16,297,500
--------------------------------------------------------------------------------

(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%*
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

================================================================================
CUSIP No. 80288G206             13G
================================================================================
(1)   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CAMOFI Master LDC
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

      (a)   |_|
      (b)   |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     13,038,000
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            13,038,000
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     13,038,000
--------------------------------------------------------------------------------

(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            4.6%*
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

================================================================================

Item 1.

      (a)   Name of Issuer.

            Shea Development Corp.

      (b)   Address of Issuer's Principal Executive Offices.

            1351 Dividend Drive, Suite G,
            Marietta, GA 30067

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Richard Smithline ("Mr. Smithline"), Centrecourt Asset Management LLC ("Centrecourt") and CAMOFI Master LDC ("CAMOFI") (collectively, the "Reporting Persons").

            The Reporting Persons are making a joint filing because they may be deemed a group pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of each of Mr. Smithline and Centrecourt is:

            350 Madison Avenue, 8th Floor
            New York, NY 10017

            The principal business address of CAMOFI is:

            90 Fort Street, 5th Floor
            Box 32021 SMB
            Grand Cayman, Cayman Islands

      (c)   Citizenship.

            Mr. Smithline is a United States citizen.

            Centrecourt is organized and existing in Delaware.

            CAMOFI is organized and existing in the Cayman Islands.

      (d)   Title of Class of Securities.

            Common Stock, no par value

      (e)   CUSIP Number.

            80288G206

Item 3.     If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Act.

      (c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act.

      (d)   |_|   Investment Company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   Investment Adviser in accordance with Sec.
                  240.13d-1(b)(1)(ii)(E).

      (f)   |_|   Employee Benefit Plan or Endowment Fund in accordance with
                  Sec. 240.13d-1(b)(1)(ii)(F).

      (g)   |_|   Parent holding company, in accordance with Sec.
                  240.13d-1(b)(ii)(G).

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940.

      (j)   |_|   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box.
                                                                            |X|

Item 4.    Ownership

      (a)   Amount Beneficially Owned.

                                                Mr. Smithline: 16,297,500
                                                (comprised of 2,800,000 shares
                                                of Common Stock and 10,238,000
                                                shares of Common Stock
                                                underlying Warrants held by
                                                CAMOFI, of which Mr. Smithline
                                                is a director and 700,000 shares
                                                of Common Stock and 2,559,500
                                                shares of Common Stock
                                                underlying Warrants held by
                                                CAMHZN Master LDC, of which Mr.
                                                Smithline is a director).

                                                Centrecourt: 16,297,500
                                                (comprised of 2,800,000 shares
                                                of Common Stock and 10,238,000
                                                shares of Common Stock
                                                underlying Warrants held by
                                                CAMOFI, of which Centrecourt is
                                                the investment manager and
                                                700,000 shares of Common Stock
                                                and 2,559,500 shares of Common
                                                Stock underlying Warrants held
                                                by CAMHZN Master LDC, of which
                                                Centrecourt is the investment
                                                manager).

                                                CAMOFI: 13,038,000 (comprised of
                                                2,800,000 shares of Common Stock
                                                and 10,238,000 shares of Common
                                                Stock underlying Warrants).

      (b)   Percent of Class.       Mr. Smithline: 5.8%*
                                    Centrecourt: 5.8%*
                                    CAMOFI: 4.6%*

                                    *Pursuant to the terms of the Warrant
                                    Agreements, Shea Development Corp. has
                                    agreed that the number of shares of Common
                                    Stock that may be acquired by the holder of any Warrants upon any conversion thereof (or otherwise in respect thereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock. If not for the 4.99% restriction described above, the ownership percentages held by each of Mr. Smithline, Centrecourt and CAMOFI would be 22.2%, 22.2% and 18.4%, respectively.

      (c)   Number of shares as to which each such person has

      (i)   sole power to vote or to direct the vote:  Mr. Smithline: 16,297,500
                                                       Centrecourt: 16,297,500
                                                       CAMOFI: 13,038,000

      (ii)  shared power to vote or to direct the vote:

                                                       Mr. Smithline: 0
                                                       Centrecourt: 0
                                                       CAMOFI: 0

      (iii) sole power to dispose or to direct the disposition of:

                                                       Mr. Smithline: 16,297,500
                                                       Centrecourt: 16,297,500
                                                       CAMOFI: 13,038,000

      (iv)  shared power to dispose or to direct the disposition of:

                                                       Mr. Smithline: 0
                                                       Centrecourt: 0
                                                       CAMOFI: 0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            See Item 4(a) above, which is incorporated by reference herein.

Item 8.     Identification and Classification of Members of the Group.

            The Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 3, 2007


/s/ Richard Smithline
--------------------------------
Richard Smithline


Centrecourt Asset Management LLC

By: /s/ Richard Smithline
    ----------------------------
Name: Richard Smithline
Title: Managing Member


CAMOFI Master LDC

By: /s/ Richard Smithline
    ----------------------------
Name: Richard Smithline
Title: Director


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).